Exhibit 99.2

The information in this Exhibit 99.2 was provided to certain existing noteholders in connection with the Tender Offer and the Exchange Offer. Capitalized terms used but not defined herein have the meanings ascribed to them in the Current Report on Form 8-K and the other exhibits thereto.

Unless otherwise indicated or the context otherwise requires, references in this Exhibit 99.2 to: (i) ”Foresight,” the “Partnership,” “we,” “our,” the “Company” and “us” refer to FELP and its consolidated subsidiaries, including the Issuer and the Co-Issuer; (ii) ”FELLC” or “Issuer” refers to Foresight Energy LLC; (iii) ”Co-Issuer” refers to Foresight Energy Finance Corporation; (iv) “Issuers” refers to the Issuer and the Co-Issuer; (v) ”FELP” refers to Foresight Energy LP; and (vi) ”FEGP” refers to Foresight Energy GP LLC, the general partner of FELP.

Unless otherwise indicated or the context otherwise requires, references in this Exhibit 99.2 to: (i) ”Reserves” refers to Foresight Reserves LP; (ii) ”Reserves Investor Group” refers to Reserves, Michael J. Beyer (“Beyer”), Christopher Cline, The Candice Cline 2004 Irrevocable Trust, The Alex T. Cline 2004 Irrevocable Trust, The Christopher L. Cline 2004 Irrevocable Trust, The Kameron N. Cline 2004 Irrevocable Trust, Munsen LLC, Filbert Holdings, LLC, and Forest Glen Investments, LLC; and (iii) “Cline Group” refers to the Reserves Investor Group and Cline Resources and Development Company.

About the Partnership

Foresight Energy LP, a Delaware limited partnership formed on January 26, 2012, completed its initial public offering on June 23, 2014 and its Common Units (as defined below) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “FELP.” Our principal executive offices are located at 211 North Broadway, Suite 2600, Saint Louis, Missouri 63102. FELLC is a limited liability company organized under the laws of Delaware and the Co-Issuer is a Delaware corporation.  We are managed and operated by the board of directors and executive officers of our general partner, FEGP, which is owned by Reserves, Murray Energy Corporation, an Ohio corporation (“Murray Energy”), and Beyer, a former member of management.  Our website address is www.foresight.com.  Except for information incorporated herein by reference, information on or accessible through our website is not a part of, and is not incorporated by reference into, this Offering Memorandum.

About the Reserves Investor Group

The Reserves Investor Group includes Christopher Cline, the founder of FELLC and chairman of the board of directors of FEGP, and four trusts established for the benefit of Mr. Cline’s children.  The four trusts are managed by a trustee appointed by Mr. Cline.  The Reserves Investor Group also includes Beyer, the former Chief Executive Officer of FEGP and owner of .66% of the voting and .225% of the economic interests of FEGP.  The remainder of the Reserves Investor Group is comprised of limited liability companies owned or controlled by individuals with limited partner interests in Reserves through indirect ownership.  The Reserves Investor Group owns, directly and indirectly, 66% of the voting and 22.5% of the economic interests of FEGP.

The Murray Purchase Transaction

On April 16, 2015, Reserves and Beyer entered into a purchase and sale agreement with Murray Energy (the “Murray Purchase Transaction”).  Pursuant to the terms of the Murray Purchase Transaction, Murray Energy purchased (i) a 34% voting interest in FEGP in the form of general partner units, (ii) a 77.5% economic interest in FEGP and (iii) Subordinated Units representing, in the aggregate, not more than a 51% limited partner interest in FELP. Additionally, Murray Energy entered into an option agreement dated April 16, 2015 (the “Murray Option Agreement”) with Reserves and Beyer pursuant to which Murray Energy acquired an option to acquire an additional 46% voting interest in FEGP from Reserves and Beyer, exercisable at any point during a five-year period (the “Murray Option”), subject to certain conditions, including the payment of $25 million and the exercise of a “call option” to purchase certain coal reserves from an affiliate of Reserves for $50 million.

As part of the Murray Purchase Transaction, Murray Energy also received a number of governance rights under the Second Amended and Restated Limited Liability Company Agreement of FEGP (the “Amended GP Agreement”), which, among other things, effected the following changes:

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the member units of FEGP were allocated into voting units (the “Voting Units”), which have the power to vote but do not give the holder an economic interest in FEGP, and economic units (the “Economic Units”), which lack the power to vote but give the holder an economic interest in FEGP. The member units were split among Murray Energy, Reserves and Beyer, with Murray Energy receiving a majority of the Economic Units and Reserves and Beyer receiving a majority of the Voting Units;

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Murray Energy gained the right to elect director(s) to the board of directors of FEGP (the “GP Board”), with the number of such directors based on the proportional percentage of Voting Units held by Murray Energy compared to the total Voting Units outstanding. The Amended GP Agreement also provided that a director appointed by Murray Energy would have to be present in order to form a quorum at any meeting of the GP Board, that any committee of the Board (other than an audit committee and a conflicts committee) shall include at least one director appointed by Murray Energy, and that at least one director appointed by Murray Energy would be required for a quorum at any meeting of any such committee; and

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for so long as Murray Energy and its affiliates owned at least 10% of the Voting Units, FEGP could not take or engage in, or cause FELP to take or engage in, specified actions or transactions without either: (i) the prior approval of a director appointed by Murray Energy, for matters that require GP Board approval or (ii) the prior approval of Murray Energy, for certain matters that require member approval (the “Blocking Rights”).

The Delaware Court of Chancery Opinion

On May 21, 2015, the Existing Senior Notes Trustee (as defined below) filed suit against the Issuers in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) seeking an order that the Murray Purchase Transaction triggered a “change of control” under the Existing Senior Notes Indenture, and that as such the Issuers were required to make an offer to purchase the Existing Senior Notes in accordance with the Existing Senior Notes Indenture (the “Change of Control and Redemption Suit”).

On December 4, 2015, the Delaware Chancery Court issued a Memorandum Opinion (the “Delaware Chancery Court Opinion”) in the Change of Control and Redemption Suit, ruling, among other things, that (i) a “Change of Control,” as defined in the Existing Senior Notes Indenture, occurred and (ii) an “Event of Default,” as defined in the Existing Senior Notes Indenture, occurred when the Issuers failed to offer to purchase the Existing Senior Notes within 30 days of that Change of Control (the “Existing Senior Notes Event of Default”).

The Existing Senior Notes Event of Default resulted in other events of default under, among other agreements, our Credit Agreement and Securitization Facility.

Forbearance Agreements

On December 18, 2015, we entered into a forbearance agreement (as amended, the “Notes Forbearance Agreement”) with Wilmington Savings Fund Society, FSB, as successor indenture trustee (the “Existing Senior Notes Trustee”) under the Existing Senior Notes Indenture, and certain holders of the Existing Senior Notes (the “Forbearance Agreement Consenting Noteholders”), pursuant to which the Forbearance Agreement Consenting Noteholders and the Existing Senior Notes Trustee agreed to forbear from exercising certain rights and remedies to which they may be entitled in respect of the Existing Senior Notes or under the Existing Senior Notes Indenture as a direct consequence of the Chancery Court Opinion or the Change of Control and Redemption Suit or the occurrence and continuation of the Existing Senior Notes Event of Default.  The Notes Forbearance Agreement has been extended from time to time, and currently is extended until August 31, 2016.

We have not paid the $23.6 million of accrued interest owed to holders of Existing Senior Notes that was due on February 16, 2016, resulting in an additional event of default under the Existing Senior Notes Indenture.  Additionally, we do not expect to make the interest payment of $23.6 million due on August 15, 2016.

On January 27, 2016, we entered into a forbearance agreement in respect of our securitization program (as amended, the “Securitization Forbearance Agreement”), pursuant to which the agent under that facility and the lenders under the securitization program agreed to forbear from exercising certain rights and remedies to which they may be entitled.  The Securitization Forbearance Agreement currently remains in effect through August 31, 2016, unless extended by the securitization lenders in their sole discretion.

The Support Agreements

On July 22, 2016, we entered into the Amended and Restated Transaction Support Agreement (the “Lender Support Agreement”) with certain of the lenders under the Credit Agreement (the “Consenting Lenders”), the Cline Group and Murray Energy, pursuant to which we, the Consenting Lenders, the Cline Group and Murray Energy have agreed, subject to the terms and conditions of the Lender Support Agreement, to support the Transactions, including amending the Credit Agreement, as described below.

On July 22, 2016, we and FEGP entered into the Amended and Restated Transaction Support Agreement (the “Notes Support Agreement” and, together with the Lender Support Agreement, the “Support Agreements”) with certain of the holders of our Existing Senior Notes (the “Consenting Noteholders”), the Cline Group and Murray Energy, pursuant to which we, FEGP, the Consenting Noteholders, the Cline Group and Murray Energy have agreed, subject to the terms and conditions of the Notes Support Agreement, to support the Transactions.

Pursuant to the Support Agreements, we have agreed to complete the Transactions within the timeframe contemplated by the Support Agreements, in each case, including an Effective Date on or prior to August 31, 2016.  The Notes Support Agreement requires each of the Consenting Noteholders and any successors or assigns thereof to participate in the Exchange Offer, on the terms and subject to the conditions set forth therein.  The Support Agreements require each of the parties thereto and any successors or assigns thereof not to take any actions inconsistent with the Transactions, as a result of certain defaults, events of default and other events until the termination of the Support Agreements.

The Support Agreements are terminable if, among other things, (a) the Partnership commences bankruptcy proceedings or (b) the Effective Date does not occur by August 31, 2016.

The Transactions

The Exchange Offer and the Tender Offer are part of a series of transactions comprising a global restructuring of the Partnership to alleviate defaults and events of default resulting, directly or indirectly, from the Murray Purchase Transaction and from the Delaware Chancery Court Opinion, which concluded, among other things, that the Murray Purchase Transaction triggered a “change of control” under the Existing Senior Notes Indenture and that an event of default occurred under the Existing Senior Notes Indenture when the Issuers failed to offer to purchase the Existing Senior Notes on or about May 18, 2015.  The Transactions include the Exchange Offer, the Tender Offer, the Reserves Exchange (as defined below), the Credit Agreement Amendment, the Amended and Restated Receivables Financing Agreement (as defined below), the Releases (as defined below), the Effective Date Corporate Governance Amendments/Actions (as defined below), the Conditional Corporate Governance Amendments/Actions (as defined below) and the Sponsor Agreements (as defined below) (collectively, the “Transactions”), in each case as described in this Offering Memorandum on the terms and subject to the conditions described herein.

The Tender Offer

Reserves hereby offers to purchase (subject to the terms and conditions set forth in this Offering Memorandum and the Letter of Transmittal) from each Eligible Holder for cash (the “Tender Offer”) the Applicable Tender Offer Percentage of the aggregate principal amount of the Issuers’ outstanding 7.875% Senior Notes due 2021 (the “Existing Senior Notes”) owned or held by such Eligible Holder for a purchase price equal to 100% of the principal amount of such Existing Senior Notes (the “Tender Offer Consideration”).  The “Applicable Tender Offer Percentage” means a fraction of such Eligible Holder’s Existing Senior Notes: (i) the numerator of which is 106; and (ii) the denominator of which is 520 (approximately 20.38% when expressed as a percentage).  The maximum amount of Existing Senior Notes offered to be purchased by Reserves in the Tender Offer is $105.4 million in aggregate principal amount of Existing Senior Notes for a maximum aggregate purchase price of $105.4 million in cash.

The Tender Offer is subject to important terms and conditions, including the condition that an aggregate of at least 98% of the principal amount of the outstanding Existing Senior Notes held by Non-Reserves Holders must be validly tendered and exchanged (as applicable), and not validly withdrawn, together in the Tender Offer and the Exchange Offer.

The Reserves Exchange

Immediately following the completion of the Tender Offer, the Reserves Investor Group will exchange (i) all of the Existing Senior Notes already owned by the Reserves Investor Group prior to commencement of the Tender Offer and (ii) all of the Existing Senior Notes that will be purchased by Reserves in the Tender Offer for Exchangeable PIK Notes and Second Lien Notes (the “Reserves Exchange”). The ultimate amount of Exchangeable PIK Notes and Second Lien Notes to be issued in the Reserves Exchange will depend on the aggregate principal amount of Existing Senior Notes tendered into the Tender Offer between the range of $103.3 million and $105.4 million.  Accordingly, immediately following the completion of the Tender Offer, and assuming full participation of the Non-Reserves Holders in the Tender Offer, the Reserves Investor Group will exchange all of its Existing Senior Notes (consisting of $83.0 million aggregate principal amount of Existing Senior Notes already owned by the Reserves Investor Group prior to commencement of the Tender Offer and $105.4 million aggregate principal amount of Existing Senior Notes purchased by Reserves in the Tender Offer) for $180.0 million in aggregate principal amount of Exchangeable PIK Notes and $8.4 million in aggregate principal amount of Second Lien Notes (not including additional Second Lien Notes in respect of accrued and unpaid interest on the Existing Senior Notes held by the Reserves Investor Group prior to the commencement of the Tender Offer).  In the event that only 98% of the Non-Reserves Holders participate in the Tender Offer, immediately following the completion of the Tender Offer, the Reserves Investor Group will exchange all of its Existing Senior Notes (consisting of $83.0 million of Existing Senior Notes already owned by the Reserves Investor Group prior to commencement of the Tender Offer and $103.3 million of Existing Senior Notes purchased by Reserves in the Tender Offer) for $176.4 million in aggregate principal amount of Exchangeable PIK Notes and $9.9 million in aggregate principal amount of Second Lien Notes (not including additional Second Lien Notes in respect of accrued and unpaid interest on the Existing Senior Notes held by the Reserves Investor Group prior to the commencement of the Tender Offer). The Reserves Exchange will be completed contemporaneously with the completion of the Exchange Offer.  The Reserves Investor Group will not participate in the Exchange Offer.

The Exchange Offer

The Issuers and FELP hereby offer to Eligible Holders (subject to the terms and conditions set forth in this Offering Memorandum and the Letter of Transmittal) to exchange any and all remaining outstanding Existing Senior Notes not purchased in the Tender Offer and owned by such Eligible Holders, for the following aggregate consideration, such consideration the “Exchange Offer Consideration”:

•	up to $120,000,000 in aggregate principal amount of the Exchangeable PIK Notes;
•	up to $291,612,000 in aggregate principal amount of the Second Lien Notes;
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an additional principal amount of Second Lien Notes equal to the accrued and unpaid interest on the Existing Senior Notes exchanged in the Exchange Offer or tendered in the Tender Offer up to (but excluding) the date on which the Transactions are consummated (the “Effective Date”); and

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warrants to acquire an amount of newly issued common units (the “Common Units”) representing limited partner interests in FELP equal to an aggregate of 4.5% of the Common Units and subordinated units in FELP (the “Subordinated Units,” and together with the Common Units, the “FELP Units”) outstanding on the Note Redemption Date (as defined below) (after giving effect to the full exercise of the Warrants and after giving effect to (x) the issuance of all FELP Units (if any) that are issued in connection with a Note Redemption (as defined below) (including any Common Units issued to the Murray Group (as defined below) or to Reserves pursuant to the Exchangeable PIK Notes Indenture), or that are issuable upon the full conversion, exchange or exercise of any option, warrant, indebtedness or security issued, issuable, incurred or that may be incurred in connection with a Note Redemption (assuming the maximum amount of FELP Units are issued in connection with any such conversion, exchange or exercise) and (y) in the event that the Note Redemption is consummated by, either in whole or in part, the acquisition of Exchangeable PIK Notes by the Murray Group in connection with the exercise by the Murray Group of the Purchase Right (as defined below), all FELP Units that would be issued upon exchange of all of the Exchangeable PIK Notes on the Note Redemption Date in accordance with the terms of the Exchangeable PIK Notes Indenture (including all Common Units issued in connection with such Purchase Right, whether to the Murray Group or to Reserves pursuant to the Exchangeable PIK Notes Indenture), as in effect immediately prior to the Note Redemption Date (but after giving effect to any adjustment of the exchange price set forth therein)) (such adjusted number of outstanding FELP Units, the “Adjusted Fully Diluted Equity”), subject to certain anti-

dilution protections, which warrants would become exercisable only in the event of a Note Redemption (the “Warrants”).

The Exchange Offer is subject to important terms and conditions, including the condition that an aggregate of at least 98% of the principal amount of the outstanding Existing Senior Notes held by Non-Reserves Holders must be validly tendered and exchanged (as applicable), and not validly withdrawn, together in the Tender Offer and the Exchange Offer.

If the offerors in the Tender Offer and the Exchange Offer accept Existing Senior Notes for tender and exchange, but less than 100% of the Existing Senior Notes held by Non-Reserves Holders are tendered, then on or prior to the Effective Date, the Issuers will send a notice of redemption in respect of any Existing Senior Notes not tendered or exchanged, and the Existing Senior Notes Indenture will be discharged on the Effective Date.

Redemption of Exchangeable PIK Notes and Amendments to Governance and Affiliate Documents

After giving effect to the Transactions on the Effective Date, Eligible Holders that participated in the Exchange Offer and the Reserves Investor Group will hold the Exchangeable PIK Notes that are issued in the Exchange Offer and the Reserves Exchange.  The Issuers may redeem, repurchase, refinance, defease or otherwise retire (any of the foregoing, a “redemption”) all (but not less than all, unless in combination with the exercise of the Purchase Right so long as the combination of the two transactions results in the redemption and purchase of all but not less than all) of the Exchangeable PIK Notes on or prior to October 2, 2017 for cash at 100% of the principal amount thereof plus accrued interest to, but excluding, the date of redemption (any such redemption, an “Exchangeable PIK Note Retirement”).  The Exchangeable PIK Note Retirement may be funded with the proceeds from an investment by the Murray Group or any member thereof in FELP (a “Murray Investment”), from general working capital or from any other source permitted by the Exchangeable PIK Notes Indenture.  Additionally, all (but not less than all, unless in combination with a redemption as described in the second sentence of this paragraph so long as the combination of the two transactions results in the redemption and purchase of all but not less than all of the Exchangeable PIK Notes) of the Exchangeable PIK Notes may be purchased by Murray Energy, an affiliate of Murray Energy or a group of persons which includes Murray Energy or any of its affiliates (Murray Energy, any of its affiliates or any such group being referred to as the “Murray Group”) pursuant to the Purchase Right, on or prior to October 2, 2017 for cash at 100% of the principal amount thereof plus accrued interest to, but excluding, the date of purchase (a “Murray Purchase,” and together with an Exchangeable PIK Note Retirement and any repayment of the Exchangeable PIK Notes in full in cash that occurs on the Exchangeable PIK Note Maturity Date, a “Note Redemption”).  If all of the Exchangeable PIK Notes have not been redeemed or purchased for cash at 100% of the principal amount thereof plus accrued interest to, but excluding, the date of redemption and/or purchase on or prior to October 2, 2017, then, at 1:00 p.m. (New York City time) on October 3, 2017 (the “Exchangeable PIK Note Maturity Date”), the Exchangeable PIK Notes shall mature, at which time the Issuers shall repay the Exchangeable PIK Notes in cash at 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to the Exchangeable PIK Note Maturity Date; provided, that if the Issuers fail to so repay the Exchangeable PIK Notes at or prior to 1:00 p.m. (New York City time) on the Exchangeable PIK Note Maturity Date, then all outstanding Exchangeable PIK Notes (including all principal, interest, and other amounts outstanding thereunder) shall immediately and automatically be exchanged for Common Units.

For the avoidance of doubt, an Exchangeable PIK Note Retirement and the Purchase Right can be effected either: (i) individually or (ii) in combination as two transactions that close simultaneously, so long as at the conclusion of such transaction or transactions, all (but not less than all) of the Exchangeable PIK Notes are redeemed, repurchased, refinanced, defeased, purchased or otherwise retired for cash at a price equal to 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to (but excluding) the date of the Note Redemption.

Exchangeable PIK Notes redeemed, repurchased, refinanced, defeased or otherwise retired through a Note Redemption will be cancelled by the Issuers, and Exchangeable PIK Notes purchased by the Murray Group as described above through the Purchase Right will be automatically exchanged for Common Units, subject to Reserves’ right to receive Common Units from FELP pursuant to the Equity Adjustment (as defined below).

Any debt or equity issuance (or guarantee) by FEGP, the Partnership or any of its Subsidiaries, the proceeds of which are to be used to facilitate or effect an Exchangeable PIK Note Retirement shall require the consent of Murray Energy.

Financing Letter Agreement

On the Effective Date, the Reserves Investor Group, FELP and Murray Energy will enter into a letter agreement (the “Financing Letter Agreement”) setting forth, among other things, certain rights of Reserves and the Reserves Investor Group and obligations of Murray Energy and FELP with respect to (a) the Purchase Right or (b) an Exchangeable PIK Note Retirement in the form of a refinancing by FELP of the Exchangeable PIK Notes (a “Refinancing”) with the proceeds of (i) a Murray Investment or (ii) the incurrence or issuance of indebtedness or issuance of equity securities by FELP and/or any of its subsidiaries (or any transaction that involves a combination of the Purchase Right and a Refinancing).

The Exchangeable PIK Notes Indenture will provide that compliance with the Financing Letter Agreement (as in effect on the Effective Date and as amended or modified after the Effective Date, so long as such amendments or modifications do not impose obligations on FELP or Murray Energy that are materially greater or more burdensome than those obligations on FELP or Murray Energy that are contained in the Financing Letter Agreement as in effect on the Effective Date) in all material respects (or waiver of any material non-compliance) is a condition to the redemption of the Exchangeable PIK Notes by FELP.

Reserves Investor Group Rights in a Refinancing

The Financing Letter Agreement will require FELP (or Murray Energy or one of its affiliates on behalf of FELP, to the extent agreed to by Murray Energy or such affiliate) to provide 30 days’ prior written notice of any Refinancing to Reserves, which notice shall include, to the extent available at such time, the expected material terms of any transaction to effectuate such proposed Refinancing (which, in the case of indebtedness, shall include without limitation maturity, approximate face amount, interest rate, issue price, redemption prices, and a summary of expected covenants and governance terms (all expected material terms of any such Refinancing collectively, the “Refinancing Terms”)) and the identity of any person who may participate in such Refinancing.  FELP will also provide a subsequent notice to Reserves at least 15 business days prior to the consummation of any Refinancing, which notice must include the Refinancing Terms and drafts of any subscription agreement, loan agreement, indenture, note, certificate of designation or similar agreement and any term sheets or offering documents relating thereto.

The Reserves Investor Group will be required, pursuant to the Financing Letter Agreement, to make an irrevocable election (subject to certain exceptions set forth in the Financing Letter Agreement) within 10 business days of receipt of the second notice described in the preceding paragraph to either (i) continue to hold all of their Exchangeable PIK Notes and receive payment in full on the same terms as all other holders of Exchangeable PIK Notes, (ii) exchange their Exchangeable PIK Notes in an initial aggregate principal amount not to exceed $180 million plus any interest thereon that has been paid in the form of Exchangeable PIK Notes (the sum of the initial aggregate principal amount of $180 million plus any interest thereon that has been paid in the form of Exchangeable PIK Notes, the “Reserves Exchangeable Notes Amount”) for an equivalent amount of the securities or other instruments to be issued in the Refinancing (and, to the extent such Refinancing is comprised of multiple series or tranches, on a pro rata basis among such series or tranches), or (iii) any combination of clauses (i) and (ii) immediately above.

The Financing Letter Agreement will also give the Reserves Investor Group the option to purchase additional loans or securities in any Refinancing transaction to ensure that the Reserves Investor Group is the holder or lender, as the case may be, of 60% of any such tranche of debt or securities.

Reserves Investor Group Rights Upon Exercise of the Purchase Right

The Financing Letter Agreement will give the Reserves Investor Group the right to decline to have the Reserves Exchangeable Notes Amount purchased by the Murray Group upon exercise of the Purchase Right.  If the

Reserves Investor Group declines to have the Reserves Exchangeable Notes Amount so purchased, the Exchangeable PIK Notes with respect to which such election is made will be exchanged for Common Units on the terms set forth in the Exchangeable PIK Notes Indenture (concurrent with the exchange for Common Units of all Exchangeable PIK Notes purchased by the Murray Group).

Covenants of the Reserves Investor Group in Financing Letter Agreement

The Financing Letter Agreement will require the Reserves Investor Group to cooperate with FELP’s efforts to cause any Exchangeable PIK Notes held by the Reserves Investor Group to be identifiable with a separate CUSIP or sub-CUSIP.  The Reserves Investor Group will also agree not to object to or oppose the Refinancing or Purchase Right so long as the Financing Letter Agreement has been complied with by Murray Energy and FELP, provided that in certain circumstances the directors of FEGP (in their capacities as such) may express any opinion they may have on such proposal to the “independent directors” of FEGP.

The Reserves Investor Group and Murray Energy will also both agree not to (and not to cause any other party to) short, purchase, contract to purchase, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, of the Common Units during the 30 trading days prior to any Refinancing or exercise of the Purchase Right.

Governance Amendments/Actions

Effective Date Corporate Governance Amendments/Actions

The Transactions contemplate certain governance amendments and certain approvals, authorizations and other actions to be adopted and/or taken by the GP Board, all of which shall take effect on the Effective Date (such amendments, approvals, authorizations and actions, the “Effective Date Corporate Governance Amendments/Actions”). Among others things, such Effective Date Corporate Governance Amendments/Actions are as follows:

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The Amended GP Agreement shall be amended and restated on the Effective Date by the parties to the Amended GP Agreement (the “Amended and Restated GP Agreement”) to provide that a board observer, mutually agreed by the Required Consenting Noteholders and the GP Board, shall be appointed (the “Board Observer”), and, subject to such Board Observer’s agreement to be bound by reasonable confidentiality obligations (and subject further to agreed exceptions for privilege and conflicts of interest), the Board Observer shall have the right to attend all meetings of the GP Board and all committees of the GP Board (including the Synergy and Conflicts Committee (as defined below)) (each, a “Governing Body”), and to receive copies of all materials (including written consents) given to members of any Governing Body at the same time such materials are provided to such members.  The Board Observer may be replaced only by holders of a majority in principal amount of the Second Lien Notes.

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The GP Board will create a Synergy and Conflicts Committee (the “Synergy and Conflicts Committee”) comprised entirely of the three independent directors of the GP Board, which will be responsible for reviewing, approving, or denying approval of (i) any unbudgeted affiliate or synergy transactions involving the Partnership, in each case having a value in excess of $5 million and (ii) any transaction which would, if consummated, provide financing for or be materially related to the redemption of the Exchangeable PIK Notes, and will be delegated all rights, power and authority of the GP Board in respect thereof.  The Synergy and Conflicts Committee shall also serve as the general conflicts committee of the GP Board.  In respect of the matters over which the Synergy and Conflicts Committee has been delegated authority under clause (i) and (ii) of the first sentence of this paragraph, the Synergy and Conflicts Committee shall (i) have the right to retain independent financial and legal advisors of its own choosing, (ii) be empowered to act on behalf of the Partnership independently of any affiliates or interested directors, and (iii) have the power to enforce the decision made by it (including any decision to reject any proposed transaction with any affiliate of the Partnership).

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The Amended and Restated GP Agreement will provide that Murray Energy and Reserves will waive their preemptive rights thereunder in respect of the issuance of any Common Units in connection with the exchange of the Exchangeable PIK Notes or the exercise of the Warrants.

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The Amended and Restated GP Agreement shall provide that, if an Exchangeable PIK Note Retirement or a Murray Purchase does not occur on or before October 2, 2017, amendments to certain provisions of the Amended and Restated GP Agreement that adversely affect the rights of Murray Energy or its affiliates may not be made without the prior written consent of Murray Energy.

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The term of the Murray Option shall be reduced, such that the Murray Option will expire at 12:01 a.m., New York City time, at the beginning of the Exchangeable PIK Note Maturity Date.  Additionally, an existing condition precedent to the exercise of the Murray Option which requires Murray Energy to exercise an option to purchase certain coal reserves in Bond County, Illinois for $50 million will be eliminated.  The exercise price of the Murray Option will be reduced to a total price of $15 million (the “Option Consideration”).  The conditions to the exercise of the Murray Option will be defined to include a Note Redemption, payment of the Option Consideration, the satisfaction by Murray Energy of obligations under the Financing Letter Agreement, and the satisfaction by Murray Energy of obligations related to the release or protection of Reserves and its affiliates from all obligations under certain environmental reclamation bonds.  If the conditions to the exercise of the Murray Option are not satisfied before the Exchangeable PIK Note Maturity Date, Reserves shall be required to pay Murray American Coal, Inc. (“Murray American”) $12.5 million in cash within thirty (30) days after the Exchangeable PIK Note Maturity Date.  The Murray Option shall be amended to eliminate the obligation of Murray Energy, Reserves, and Christopher Cline to enter into an agreement containing standstill and non-compete covenants.  Each of the foregoing amendments to the Murray Option Agreement shall be effected pursuant to the terms of an amendment to the Murray Option Agreement (the “Murray Option Amendment”) that will be entered into on the Effective Date among the parties to the Murray Option Agreement.

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The form of Amended and Restated Limited Liability Company Agreement of FEGP attached as an exhibit to the Murray Option Agreement (which will go into effect if the Murray Option is exercised) shall be amended to provide for (i) a requirement that Murray Energy effectuate the release or protection of Reserves and its affiliates from all obligations under certain environmental reclamation bonds (whether by replacement of such bonds or otherwise), (ii) the right of FEGP to enter into a management services agreement with Murray American that shall require an annual payment to Murray American of $20 million per year, and (iii) other amendments as agreed between Reserves and Murray Energy.

•	The Call and Put Option Agreement, dated as of April 16, 2015 (the “Call and Put Option Agreement”), by and among Colt LLC and Murray Energy shall be terminated pursuant to a written agreement.
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The First Amended and Restated Agreement of Limited Partnership of FELP (the “LP Agreement”) shall be amended on the Effective Date (the “LP Agreement Amendment”) such that (i) the preemptive right of FEGP, as general partner of FELP, set forth therein does not apply to the issuance of Common Units upon exchange of the Exchangeable PIK Notes or the exercise of the Warrants, (ii) the discretion of FEGP, as general partner of FELP, to adopt certain conventions, make certain special allocations, and make certain amendments to the LP Agreement, all in an effort to preserve and achieve uniformity of the FELP Units, shall be limited such that no such conventions may be adopted, no such special allocations may be made and no such amendments may be made if, in any such case, the same would result in a material adverse effect on the Exchangeable PIK Notes, the Warrants and/or the holders of any thereof, and (iii) the restrictions on voting rights of holders of 20% or more of the Common Units shall not apply to persons or entities that acquire Common Units upon exchange of the Exchangeable PIK Notes or exercise of the Warrants.

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The parties to the Second Amended and Restated Management Services Agreement, dated as of April 30, 2015 (the “Management Services Agreement”), by and among FEGP and Murray American shall enter into an amendment to the Management Services Agreement on the Effective Date (such amendment, the “MSA Amendment”) to provide for the automatic termination of the Management Services Agreement on the Exchangeable PIK Note Maturity Date if an Exchangeable PIK Note Retirement or a Murray Purchase does not occur on or before October 2, 2017.

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The members of the GP Board that are independent directors shall nominate a chief accounting officer of FEGP that is independent of the members of FEGP and their respective affiliates who shall be appointed by the GP Board.

Conditional Corporate Governance Amendments/Actions

If an Exchangeable PIK Note Retirement or a Murray Purchase does not occur on or before October 2, 2017, certain provisions in the Amended and Restated GP Agreement shall automatically become effective to eliminate the following:

•	Murray Energy’s Blocking Rights;
•	the right of Murray Energy to block certain transactions between the Partnership, on the one hand, and Reserves or any of its affiliates, on the other hand;
•	the automatic approval by Reserves of certain affiliated transactions between the Partnership and Murray Energy;
•	the requirement that at least one director appointed by Murray Energy be present in order to have a quorum at a meeting of the GP Board (or any committee thereof); and
•

the right of Murray Energy (as long as it owns at least 10% of the Economic Units) to cause an initial public offering of FEGP (or any entity into which FEGP is reorganized) on or after January 1, 2023, and the right of Murray Energy to select any accounting firm, legal counsel, underwriters or any other providers in connection with the reorganization of FEGP.

From and after the Effective Date, (i) no director appointed by Murray Energy will have a right to sit on the Synergy and Conflicts Committee and (ii) Murray Energy will not have a right to designate an observer to attend meetings of the Synergy and Conflicts Committee.

Additionally, if an Exchangeable PIK Note Retirement or a Murray Purchase does not occur on or before October 2, 2017: (i) the current chief executive officer of FEGP shall automatically be removed and the GP Board shall appoint a new chief executive officer, (ii) the Murray Option shall automatically terminate pursuant to the terms of the Murray Option Agreement as amended by the Murray Option Amendment, (iii) the Management Services Agreement shall automatically terminate pursuant to the terms of the Management Services Agreement as amended by the MSA Amendment, and (iv) Reserves shall be required to pay $12.5 million to Murray American within thirty days of the Exchangeable PIK Note Maturity Date pursuant to the terms of the Murray Option Agreement as amended by the Murray Option Amendment.

The effectiveness of the provisions in the Amended and Restated GP Agreement described above, together with the matters described in the two immediately preceding paragraphs, are referred to herein as the “Conditional Corporate Governance Amendments/Actions.”

Sponsor Agreements

In addition, the following agreements shall be entered into as of the Effective Date:

•	the Financing Letter Agreement;
•	a letter agreement governing the release by Robert Murray and Robert Moore of potential fraudulent conveyance claims against Reserves (and its affiliates) (the “Release Letter Agreement”); and
•

an agreement between Colt LLC (“Colt”), an affiliate of Reserves, and Murray American whereby Colt agrees to assign to Murray American all of Colt’s rights to be paid minimum coal royalties under six coal leases between Colt and subsidiaries of FELP, until May 31, 2022, which is the expiration date of the initial primary term under one of the leases.  For each lease, the parties will agree that payment of the minimum royalty to Murray American shall cease, and shall once again be paid to Colt, after the expiration of the initial primary term of the lease, even if the lease is extended beyond the primary term or lasts past May 31, 2022 (the “Colt Assignment”).

The Financing Letter Agreement, the Release Letter Agreement and the Colt Assignment are referred to herein as the “Sponsor Agreements.”

Amendments to the Credit Agreement

Upon the consummation of the Exchange Offer, the Tender Offer and the Reserves Exchange, the credit agreement governing our senior secured credit facilities (the “Credit Agreement”), including the approximately $297.8 million term loan (the “Term Loan”) and a $550.0 million revolving credit facility (the “Revolving Credit Facility”), will be amended to give effect to the following amendments:

•	a $75.0 million reduction in aggregate lender commitments under the Revolving Credit Facility to $475.0 million (with an additional reduction to $450.0 million to occur on December 31, 2016);
•	a 1.00% increase in the interest rates applicable to borrowings under the Credit Agreement;
•

the implementation of an “excess cash flow sweep” provision (to be applicable in respect of the second half of 2016 and in 2017), requiring prepayment of the term loans thereunder with 50% of “excess cash flow” (to be defined in a manner consistent with the existing Credit Agreement definition, subject to any mutually agreed upon modifications);

•

the amendment of the consolidated interest coverage ratio and net senior secured leverage ratio financial covenants to make such covenants applicable to both the Term Loan and the Revolving Credit Facility (instead of only the Revolving Credit Facility);

•

the amendment of the net senior secured leverage ratio covenant levels to the following: (a) 3.50 to 1 through the end of 2016, (b) 3.50 to 1.0 during 2017, (c) 3.50 to 1.0 during 2018; (d) 3.25 to 1.0 during 2019, (e) 3.00 to 1.0 during 2020, and (f) 2.75 to 1.0 during 2021;

•

the prohibition of certain restricted payments by FELLC in 2016, 2017 and the first six months of 2018 (or such later date as the Revolving Credit Facility is refinanced) (subject to limited exceptions for certain tax distributions in 2017 and thereafter);

•	the elimination of our ability to incur incremental facilities under the Credit Agreement;
•	the implementation of an “anti-hoarding” provision, prohibiting borrowings under the Revolving Credit Facility (other than letters of credit) when FELLC’s unrestricted cash exceeds $35 million; and
•	other amendments described in “Description of Other Indebtedness—Credit Facilities” (together, the “Credit Agreement Amendment”).

In connection with the Credit Agreement Amendment, FELLC will pay each Consenting Lender (on the effective date of the Credit Agreement Amendment) an amendment fee (the “Amendment Fee”) in an aggregate amount equal to (x) 1.0% of such Consenting Lender’s Revolving Credit Facility commitment at such date (after giving effect to the Revolving Credit Facility commitment reduction pursuant to the Credit Agreement Amendment) and, without duplication, (y) 1.0% of such Consenting Lender’s revolving loans, swing line loans, letter of credit obligations and term loans at such date (after giving effect to the Credit Agreement Amendment). On or about July 22, 2016, the Partnership paid the Consenting Lenders 25% of the aggregate Amendment Fee which will be credited against the Amendment Fee due upon the consummation of the Transactions. See “The Transactions—Amendments to the Credit Agreement.”

The final terms of the Credit Agreement Amendment have not been finalized and may be subject to change, and any such change may be material.  See “Where You Can Find Additional Information and Incorporation by Reference.”

Intercreditor Agreement

The liens securing the Exchangeable PIK Notes, the Second Lien Notes and the Credit Agreement will be subject to the Intercreditor Agreement to be entered into among the agents and trustees at the deemed direction of the holders of the Exchangeable PIK Notes and the Second Lien Notes under the respective indentures for such indebtedness (the “Intercreditor Agreement”), the terms of which will be customary for a “silent second” intercreditor agreement and substantially consistent with the terms set forth in the Intercreditor Agreement term sheet attached hereto as Annex B, subject to further negotiation among the parties.  The Intercreditor Agreement will provide for the senior priority of the liens securing the obligations under the Credit Agreement relative to the liens on the same collateral that secure the obligations under the Exchangeable PIK Notes and the Second Lien Notes (the “Collateral”).  In addition, the Intercreditor Agreement will generally impose limitations on the ability of holders of the Exchangeable PIK Notes and the Second Lien Notes or the collateral agent to take enforcement actions with respect to their liens on the Collateral until all obligations under the Credit Agreement are discharged in full.  The Intercreditor Agreement will also include an additional tier of substantively identical junior lien provisions to accommodate potential future indebtedness to be secured by third priority liens on the Collateral to the extent such indebtedness and liens are permitted under the Exchangeable PIK Notes, the Second Lien Notes and the Credit Agreement.  The final terms of the Intercreditor Agreement have not been finalized and may be subject to change, and any such change may be material.  See “Where You Can Find Additional Information and Incorporation by Reference.”

Amendments to the Securitization Facility

Upon the consummation of the Exchange Offer, the Tender Offer and the Reserves Exchange, the receivables financing agreement governing our receivables securitization program (the “Securitization Facility”) shall be amended and restated (the “Amended and Restated Receivables Financing Agreement”) to provide for a waiver of any existing defaults or Events of Defaults (as defined in the Securitization Facility), to reduce the facility limit to $50.0 million and to require weekly reporting.

Amendments to the Longwall Financing Arrangements

Upon the consummation of the Exchange Offer, the Tender Offer and the Reserves Exchange, the credit agreements and related agreements governing Sugar Camp Energy LLC’s and Hillsboro Energy LLC’s financing arrangements for certain longwall equipment and related parts and accessories (the “Longwall Financing Agreements”) will be amended to, among other things: (i) waive certain existing defaults and events of default; (ii) increase amortization payments due in 2018 and 2019, thereby shortening the maturity of the obligations by one year; (iii) modify the default interest provisions to provide that the default rate shall apply to all obligations while an event of default has occurred and is continuing (as opposed to due and unpaid payments only); (iv) require the application of the net cash proceeds of insurance relating to the applicable collateral to prepay the obligations, subject to customary reinvestment rights (other than in the case of certain specified collateral located at the Hillsboro mining complex), which application may further shorten the maturity of the obligations; (v) require additional financial and other reporting, including reporting provided under the Credit Agreement; and (vi) conform the senior secured leverage ratio covenant in the FELLC guaranty and the negative covenants and cross default provisions in the Longwall Financing Agreements to those in the Credit Agreement as amended in the Transactions (the “Longwall Financing Amendment”).

Mutual Releases

On the Effective Date the following releases (the “Releases”) shall be granted:

•

each holder of Existing Senior Notes who is not an affiliate or other insider of the Partnership, on the one hand, and Murray Energy, the Reserves Investor Group, and the Partnership, on the other hand and each of their respective current and former directors, officers, funds, affiliates, members, owners, shareholders, beneficiaries, employees, partners, managers, agents, representatives, trustees, transferees, principals, consultants and professional advisors (each in their capacity as such, the “Representatives”), shall mutually release each other from any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date in any way relating to the Partnership, the obligations under the Existing Senior Notes Indenture, the Murray Purchase Transaction or the Transactions, that such released party has or may in the future acquire in their own right or on behalf of another party (including, for the avoidance of doubt, the Partnership) against another released party; provided that in the case of the Reserves Investor Group, the release shall only be exchanged by and among (i) the Reserves Investor Group, on the one hand, and (ii) each non-affiliate and non-insider holder of Existing Senior Notes, on the other hand; and provided further that the release shall not include a release by and among Murray Energy, the Reserves Investor Group, the Partnership, and their respective Representatives;

•

the Partnership, the Reserves Investor Group, and each of their respective Representatives shall mutually release each other from any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date in any way relating to the Partnership, the Murray Purchase Transaction, the Transactions, or any agreement to which the Partnership, Reserves Investor Group, or any subsidiaries thereof are party as of the Effective Date, that such released party has or may in the future acquire in their own right or on behalf of another party against another released party, other than claims in respect of indemnification or advancement of expenses any member of the Reserves Investor Group may have (in his capacity as a current or former officer, director or employee) and rights under director and officer insurance policies;

•

the Partnership, Murray Energy and each of their respective Representatives shall mutually release each other from any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date in any way relating to the Partnership, the Murray Purchase Transaction, the Transactions, the Management Services Agreement, or any other agreement to which the Partnership and Murray Energy, or any subsidiaries thereof are party as of the Effective Date, that such released party has or in the future may acquire in their own right or on behalf of another party against another released party, other than claims in respect of indemnification or advancement of expenses any employee of Murray Energy may have (in his capacity as a current or former officer, director or employee) and rights under director and officer insurance policies; and

•

the Reserves Investor Group, Murray Energy and each of their respective Representatives shall mutually release each other from any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date that such released party has or in the future may acquire in their own right or on behalf of another party against another released party, other than releases for any fraudulent transfer claims (other than fraudulent transfer claims against the Partnership or FEGP) relating to the Murray Purchase Transaction (the “Fraudulent Transfer Claims”).  Upon exercise of the Murray Option, the Reserves Investor Group, Murray Energy and each of their respective Representatives shall mutually release each other from any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the date on which a Note Redemption occurs that such released party has or in the future may acquire in their own right or on behalf of another party (including, for the avoidance of doubt, the Partnership) against another released party, including without limitation the Fraudulent Transfer Claims.   In the Release Letter Agreement, Robert Murray and Robert Moore, each in their individual capacities and on behalf of themselves and entities they or any of their respective family members control, agree to waive any right they may obtain to be paid proceeds arising from any Fraudulent Transfer Claims, claims relating to the restructuring of the Partnership’s debt, and claims relating to the Transactions.

Consent Solicitation

On or about August 1, 2016, the Issuers expect to commence a solicitation of the requisite noteholder consents (the “Consent Solicitation”) to amend the Existing Senior Notes Indenture. The proposed amendment sought pursuant to the Consent Solicitation (the “Proposed Amendment”) would amend Section 8.05 of the Existing Senior Notes Indenture (Satisfaction and Discharge of Indenture) by deleting in its entirety subsection (2) thereof, which currently requires (as a condition precedent for the satisfaction and discharge of the obligations in respect of the Existing Senior Notes and the Existing Senior Notes Indenture) the absence of an existing Default or Event of Default (as both are defined in the Existing Senior Notes Indenture) on the date that an Issuer or a guarantor thereunder deposits funds with the Existing Senior Notes Trustee for such satisfaction and discharge (and requires further that such deposit not result in a Default or Event of Default under the Existing Senior Notes Indenture or a default under any other instrument to which an Issuer or a guarantor thereunder is a party or by which an Issuer or guarantor thereunder is bound).

The Proposed Amendment would effectively permit the Issuers to satisfy and discharge the Existing Senior Notes: (i) while a Default or Event of Default (as both are defined in the Existing Senior Notes Indenture) has occurred and is continuing; or (ii) notwithstanding that such deposit related thereto may result in a Default or Event of Default under the Existing Senior Notes Indenture or a default under any other instrument to which an Issuer or guarantor thereunder is a party or by which an Issuer or guarantor is bound.

The Proposed Amendment would allow the Issuers to satisfy and discharge the Existing Senior Notes Indenture (by providing for the repayment of the outstanding Existing Senior Notes in full) notwithstanding continuance of the existing Event of Default under the Existing Senior Notes Indenture related to the Delaware Chancery Court Opinion.

The written consent of holders of at least a majority in aggregate principal amount of the outstanding Existing Senior Notes not owned by the Issuers or one of their affiliates as of the record date determined in accordance with Section 2.09 of the Existing Senior Notes Indenture, voting as a single class (such consents, the “Requisite Consents”), is sufficient to adopt the Proposed Amendment.  The Consenting Noteholders own an aggregate principal amount of Existing Senior Notes sufficient to provide the Requisite Consents.  Promptly after the receipt of the Requisite Consents, the Issuers and the Existing Senior Notes Trustee will execute a Supplemental Indenture (the “Existing Senior Notes Supplemental Indenture”) providing for the Proposed Amendment.  Once the Existing Senior Notes Supplemental Indenture has been executed, the Proposed Amendment will not become effective until (and shall be deemed effective immediately prior to) the consummation of the Exchange Offer.

Risk Factors

Participating in the Tender Offer and the Exchange Offer involves substantial risk and uncertainties.  See “Risk Factors” in this Offering Memorandum and in FELP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other documents incorporated herein by reference for a discussion of the factors you should consider before participating in the Tender Offer and the Exchange Offer.

Summary of the Terms of the Tender Offer and Exchange Offer

The summary below describes the principal terms of the Tender Offer and the Exchange Offer.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  For a more complete understanding of the terms and conditions of the Tender Offer and the Exchange Offer, you should read this entire Offering Memorandum.

The Tender Offer

Reserves hereby offers to purchase (subject to the terms and conditions set forth in this Offering Memorandum and the Letter of Transmittal) from each Eligible Holder for cash, the Applicable Tender Offer Percentage of the aggregate principal amount of the Existing Senior Notes owned or held by such Eligible Holder for a purchase price equal to 100% of the principal amount of such Existing Senior Notes.

The “Applicable Tender Offer Percentage” means a fraction of such Eligible Holders’ Existing Senior Notes: (i) the numerator of which is 106; and (ii) the denominator of which is 520 (approximately 20.38% when expressed as a percentage).

Exchange Offer

The Issuers and FELP are offering to exchange that portion of the Existing Senior Notes held by Eligible Holders not tendered into the Tender Offer for:

•up to $120,000,000 in aggregate principal amount of the Exchangeable PIK Notes;

•up to $291,612,000 in aggregate principal amount of the Second Lien Notes plus an additional principal amount of Second Lien Notes equal to the accrued and unpaid interest on the Existing Senior Notes (including any Existing Senior Notes tendered by such Eligible Holder into the Tender Offer and the Exchange Offer) up to (but excluding) the Effective Date; and

•warrants to acquire an amount of newly issued Common Units equal to an aggregate of 4.5% of the Adjusted Fully Diluted Equity (subject to certain anti-dilution protections), which would only become exercisable in the event of a Note Redemption.

Tender Offer Consideration; Exchange Offer Consideration

In exchange for each $1,000 principal amount of Existing Senior Notes and integral multiples thereof properly tendered (and not withdrawn) and accepted by Reserves and the Issuers in the Tender Offer and the Exchange Offer, respectively, participating Eligible Holders of Existing Senior Notes will receive cash, Exchangeable PIK Notes, Second Lien Notes and Warrants in the amounts set forth in the table on the front cover of this Offering Memorandum.

The aggregate principal amount of Exchangeable PIK Notes issued to each participating Eligible Holder for all Existing Senior Notes properly tendered (and not withdrawn) and accepted by the Issuers will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. The aggregate principal amount of Second Lien Notes issued to each participating Eligible Holder for all Existing Senior Notes properly tendered (and not withdrawn) and accepted by the Issuers will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. In each case, this rounded amount will be the principal amount of Exchangeable PIK Notes or Second Lien Notes you will receive, and no additional cash will be paid in lieu of any principal amount of Exchangeable PIK Notes or Second Lien Notes not received as a result of rounding down.

Total Maximum Tender Offer Consideration

The maximum aggregate amount of consideration that may be paid for Existing Senior Notes tendered and accepted for purchase pursuant to the Tender Offer is $105.4 million (the “Maximum Tender Offer Consideration”).  If less than 100% of the Eligible Holders participate in the Tender Offer, the maximum principal amount of Existing Senior Notes that Reserves may purchase from Eligible Holders in the Tender Offer will be equal to the product of (x) $105.4 million and (y) a fraction, the numerator of which is the principal amount of Existing Senior Notes tendered by all of the Eligible Holders up to their Applicable Tender Offer Percentage and the denominator of which is $517 million.

Tender Offer Expiration Time	The Tender Offer will expire at 12:00 a.m. midnight, New York City time, at the end of August 26, 2016, unless extended.
Exchange Offer Expiration Time	The Exchange Offer will expire at 12:00 a.m. midnight, New York City time, at the end of August 26, 2016, unless extended.
Tender Offer Withdrawal Deadline

Tenders made in the Tender Offer may be withdrawn prior to 5:00 p.m., New York City time, on August 12, 2016, unless extended.  Eligible Holders may withdraw tendered Existing Senior Notes at any time prior to the Tender Offer Withdrawal Deadline, but such holders may not withdraw tendered Existing Senior Notes on or after such deadline, except as described under “Withdrawal of Tenders.”  Procedures for withdrawal of tenders are described under “Withdrawal of Tenders.”

Exchange Offer Withdrawal Deadline

Tenders made in the Exchange Offer may be withdrawn prior to 5:00 p.m., New York City time, on August 12, 2016, unless extended.  Eligible Holders may withdraw tendered Existing Senior Notes at any time prior to the Exchange Offer Withdrawal Deadline, but such holders may not withdraw tendered Existing Senior Notes on or after such deadline, except as described under “Withdrawal of Tenders.”  Procedures for withdrawal of tenders are described under “Withdrawal of Tenders.”

Exchange Offer Settlement Date

Subject to the terms and conditions of the Exchange Offer, the settlement date for the Exchange Offer (the “Settlement Date”) will be as soon after the Exchange Offer Expiration Time as practicable, but not, in any event, later than August 31, 2016.

Exchangeable PIK Notes	For a description of the terms of the Exchangeable PIK Notes, see “—Summary of Exchangeable PIK Notes” and “Description of Exchangeable PIK Notes.”
Second Lien Notes	For a description of the terms of the Second Lien Notes, see “—Summary of Second Lien Notes” and “Description of Second Lien Notes.”

Warrants	For a description of the terms of the Warrants, see “—Summary of Warrants” and “Description of Warrants.”
Payment Date

Subject to the terms and conditions of the Tender Offer, the payment date for the Tender Offer will be as soon after the Tender Offer Expiration Time as practicable, but not, in any event, later than August 31, 2016.

Accrued and Unpaid Interest

Reserves will not make any payments in respect of accrued and unpaid interest on Existing Senior Notes purchased in the Tender Offer.  However, the Issuers will issue additional Second Lien Notes in connection with the Exchange Offer in an aggregate principal amount equal to the accrued and unpaid interest on Existing Senior Notes validly tendered (and not validly withdrawn) in the Tender Offer and the Exchange Offer up to (but excluding) the Effective Date.  Reserves shall not be entitled to receive any portion of the accrued and unpaid interest on the Existing Senior Notes acquired by Reserves in the Tender Offer.

Conditions to Tendering	Eligible Holders will only be eligible to participate in the Tender Offer if they simultaneously elect to tender their remaining Existing Senior Notes into the Exchange Offer.
Conditions to the Tender Offer

The Tender Offer is conditioned on (i) Eligible Holders validly tendering (and not validly withdrawing) into the Tender Offer and the Exchange Offer on a combined basis at least 98% of the aggregate principal amount of the outstanding Existing Senior Notes held by all Non-Reserves Holders and (ii) the substantially concurrent closing of the Exchange Offer without any amendment or waiver adverse to the Reserves Investor Group (unless consented to by the Reserves Investor Group).  The Tender Offer is also subject to the conditions described under “Conditions of the Tender Offer.”  Subject to compliance with the Support Agreements, Reserves has the right to terminate or withdraw the Tender Offer at any time and for any reason in its sole discretion, including if any of the other conditions described under “Conditions of the Tender Offer” are not satisfied.

Conditions to the Exchange Offer

The Exchange Offer is conditioned on (i) Eligible Holders validly tendering (and not validly withdrawing) into the Exchange Offer and the Tender Offer on a combined basis at least 98% of the aggregate principal amount of the outstanding Existing Senior Notes held by all Non-Reserves Holders and (ii) the substantially concurrent closing of the Tender Offer.  The consummation of the Exchange Offer is also subject to the satisfaction or waiver with the prior written consent of the applicable Required Consenting Parties, as may be required under the applicable Support Agreements, of a number of conditions described under “Conditions of the Exchange Offer.”

The Issuers and FELP also have the right to waive any condition precedent to the Exchange Offer, with the prior written consent of the applicable Required Consenting Parties, as may be required under the applicable Support Agreements.

Eligible Holders

The Tender Offer is being made, and the Exchangeable PIK Notes, the Second Lien Notes and the Warrants offered in the Exchange Offer are being offered and issued, only (i) in the United States to holders of Existing Senior Notes that are persons other than Reserves, the Reserves Investor Group, and affiliates of Reserves or the Reserves Investor Group and who are “accredited investors” (as defined in Rule 501 under the Securities Act) or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (ii) outside the United States to holders of Existing Senior Notes that are persons other than Reserves, the Reserves Investor Group, and affiliates of Reserves or the Reserves Investor Group and who are not U.S. persons in reliance upon Regulation S under the Securities Act.

Only holders of Existing Senior Notes who have properly completed and returned the certification contained in the Investor Letter attached as Annex A to this Offering Memorandum are authorized to receive this Offering Memorandum and to participate in the Exchange Offer.

Procedures for Tendering

If an Eligible Holder wishes to participate in the Tender Offer and the Exchange Offer, and such Eligible Holder’s Existing Senior Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such Eligible Holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to tender the Existing Senior Notes on such Eligible Holder’s behalf.  Custodial entities that are participants in The Depository Trust Company (“DTC” ) must tender Existing Senior Notes through DTC’s Automated Tender Offer Program, known as “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal.  A Letter of Transmittal must also accompany tenders effected through ATOP.  For further information, see “Procedures for Tendering Notes.”

Each Eligible Holder tendering Existing Senior Notes registered in such holder’s name must complete, sign and date the accompanying Letter of Transmittal according to the instructions contained in this Offering Memorandum and the Letter of Transmittal.  The Eligible Holder must also deliver the Letter of Transmittal, together with the Existing Senior Notes and any other required documents, to the Exchange Agent at the address set forth on the inside front cover of the Letter of Transmittal.  For further information, see “Procedures for Tendering Notes” and the Letter of Transmittal.

Withdrawal of Tenders

An Eligible Holder may withdraw the tender of such Eligible Holder’s Existing Senior Notes at any time prior to the Tender Offer Withdrawal Deadline or the Exchange Offer Withdrawal Deadline, as applicable, by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or upon compliance with the other procedures described under “Withdrawal of Tenders.”  Any Existing Senior Notes tendered prior to the Tender Offer Withdrawal Deadline or the Exchange Offer Withdrawal Deadline, as applicable, that are not withdrawn prior to the Tender Offer Withdrawal Deadline or the Exchange Offer Withdrawal Deadline, as applicable, may not be withdrawn on or after the Tender Offer Withdrawal Deadline or the Exchange Offer Withdrawal Deadline, as applicable, and Existing Senior Notes properly tendered on or after the Tender Offer Withdrawal Deadline or the Exchange Offer Withdrawal Deadline, as applicable, may not be withdrawn, except as described under “Withdrawal of Tenders.”  A withdrawal of Existing Senior Notes from either the Tender Offer or the Exchange Offer shall be deemed a withdrawal from both.

Consequences of Failure to Tender

Both the Tender Offer and the Exchange Offer are conditioned upon the valid tender (and not withdrawal) of at least 98% in aggregate principal amount of outstanding Existing Senior Notes held by the Non-Reserves Holders.

Any Eligible Holder’s failure to tender Existing Senior Notes will reduce the likelihood that Reserves and we will receive a sufficient number of tenders to be able to reach the minimum tender condition and consummate the Tender Offer and the Exchange Offer.

Amendment and Termination

Reserves has the right to terminate or withdraw, in its sole discretion, the Tender Offer at any time and for any reason, including if the conditions to the Tender Offer are not met by the Tender Offer Expiration Time, subject to the terms of the Support Agreements.  Reserves reserves the right, subject to applicable law: (i) to waive any and all of the conditions of the Tender Offer that are for its benefit on or prior to the Tender Offer Expiration Time and (ii) to amend the terms of the Tender Offer with the prior written consent of the applicable Required Consenting Parties, as may be required under the applicable Support Agreements.  In the event that the Tender Offer is terminated, withdrawn or otherwise not consummated on or prior to the Tender Offer Expiration Time, no consideration will be paid or become payable to holders who have properly tendered their Existing Senior Notes pursuant to the Tender Offer.  In any such event, the Existing Senior Notes previously tendered pursuant to the Tender Offer will be promptly returned to the tendering holders.  See “General Terms of the Tender Offer—Extension, Termination or Amendment.”

We have the right to terminate or withdraw, in our sole discretion, the Exchange Offer at any time and for any reason, including if the conditions to the Exchange Offer are not met or waived by the applicable Required Consenting Parties, by the Exchange Offer Expiration Time, subject to the terms of the Support Agreements.  We reserve the right, subject to applicable law, to waive any and all of the conditions of the Exchange Offer on or prior to the Exchange Offer Expiration Time with the prior written consent of the applicable Required Consenting Parties, as may be required under the applicable Support Agreements. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the Exchange Offer Expiration Time, no consideration will be paid or become payable to holders who have properly tendered their Existing Senior Notes pursuant to the Exchange Offer.  In any such event, the Existing Senior Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.  See “General Terms of the Exchange Offer—Extension, Termination or Amendment.”

Transfer Restrictions

The issuance of the Exchangeable PIK Notes, the Second Lien Notes and the Warrants in the Exchange Offer will not be registered under the Securities Act or any state securities laws.  The Exchangeable PIK Notes, the Second Lien Notes, the Warrants and the Common Units issuable upon exercise of the Warrants will therefore be subject to restrictions on transferability and resale imposed by applicable securities laws.  Holders of Common Units underlying the Exchangeable PIK Notes (other than any such holder that is party to a registration rights agreement in effect on the Effective Date) will be entitled to certain registration rights to the extent that any such holder owns 10% or more of the FELP Units or resales of such Common Units and any other Common Units held by any such holder are subject to volume limitations or manner of sale restrictions under Rule 144 under the Securities Act.  See “Notice to Investors” and “—Summary of Exchangeable PIK Notes.”

Use of Proceeds	Reserves will not receive any cash proceeds after giving effect to the Tender Offer. We will not receive any cash proceeds directly from the consummation of the Exchange Offer.
Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax consequences of the Tender Offer and the Exchange Offer, see “Certain U.S. Federal Income Tax Considerations.”
Information Agent and Exchange Agent

Global Bondholder Services Corporation will act as information agent and exchange agent pursuant to an Exchange & Information Agent Agreement among Global Bondholder Services Corporation, FELP and Reserves.

Risk Factors

See “Risk Factors” and the other information included in and incorporated by reference in this Offering Memorandum for a discussion of factors you should carefully consider before deciding to participate in the Tender Offer and the Exchange Offer.

Summary of Exchangeable PIK Notes

The summary below describes the principal terms of the Exchangeable PIK Notes.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of Exchangeable PIK Notes” section of this Offering Memorandum contains a more detailed description of the terms and conditions of the Exchangeable PIK Notes.

Issuers	FELLC and the Co-Issuer.
Guarantors

FELP (the “Parent Guarantor”) and each of the Issuers’ wholly-owned domestic subsidiaries that is a guarantor under the Credit Agreement or any credit facility that refinances or replaces the Credit Agreement (the “Exchangeable PIK Notes Subsidiary Guarantors” and together with the Parent Guarantor, the “Exchangeable PIK Notes Guarantors”).

Notes Offered

Up to $120.0 million aggregate principal amount of Exchangeable PIK Notes are offered hereby. In addition, up to $180.0 million aggregate principal amount of Exchangeable PIK Notes will be issued to the Reserves Investor Group in the Reserves Exchange.

Interest

Interest on the Exchangeable PIK Notes will accrue from the Effective Date at a rate of 15.0% per annum and shall be payable in kind (“Paid-In-Kind”) by increasing the aggregate principal amount of Exchangeable PIK Notes by an amount equal to such accrued and unpaid interest or through the issuance of additional Exchangeable PIK Notes in an aggregate principal amount equal to such accrued and unpaid interest (rounded down to the nearest $1.00) for the applicable interest period, in each case, at which point such interest shall constitute outstanding principal in respect of the Exchangeable PIK Notes and shall accrue interest; provided, however, that accrued and unpaid interest shall be paid in cash in connection with any Note Redemption.  Interest on the Exchangeable PIK Notes will be payable on March 1, 2017 and on October 3, 2017.

Default Interest

Upon the occurrence and during the continuance of an event of default under the Exchangeable PIK Notes Indenture, interest on the Exchangeable PIK Notes, and interest on all overdue principal, interest and premium, shall accrue at a rate of 17% per annum, which interest shall be Paid-In-Kind.

Exchangeable PIK Notes Maturity Date	October 3, 2017.

Exchange

If the Exchangeable PIK Notes are not redeemed by the Issuers or purchased by the Murray Group on or prior to October 2, 2017, or repaid by the Issuers at or prior to 1:00 p.m. (New York City time) on the Exchangeable PIK Note Maturity Date, then as described below, all outstanding Exchangeable PIK Notes (including all principal, interest and other amounts outstanding thereunder) will be exchanged for Common Units equal to the product of (x) the principal amount of the Exchangeable PIK Notes being exchanged, plus the amount of any accrued and unpaid interest thereon to (but not including) the Exchangeable PIK Note Maturity Date, multiplied by (y) the exchange rate in effect.

The Exchangeable PIK Notes will be exchanged for Common Units at an initial exchange rate of 1.12007 Common Units per $1.00 of amounts outstanding (including principal and interest) under the Exchangeable PIK Notes (which represents an exchange price of $0.8928 per Common Unit), subject to adjustment as described in this Offering Memorandum.

The initial exchange rate will be adjusted from time to time to account for certain corporate actions of the Partnership, including the issuance of Common Units as a distribution on the Common Units, a unit split or unit combination, the issuance of certain rights, options or warrants to subscribe for or purchase Common Units, the distribution of other securities of the Partnership to holders of Common Units, payments in certain tender offers or exchange offers for Common Units or the issuance of Common Units or securities convertible into or exchangeable for Common Units at a discount or below the then existing exchange price.  See “Description of Exchangeable PIK Notes—Exchange of Notes—Adjustment of Exchange Rate.”

Form

We expect that the Exchangeable PIK Notes will be issued in registered, book-entry form, on the books and records of the Registrar (as defined below), provided that, if determined to be necessary by the Issuers or the Registrar, the Exchangeable PIK Notes may be issued in registered, certificated form.  The Exchangeable PIK Notes will not be deposited with or on behalf of DTC and will only be transferable by delivery of appropriate transfer instructions to the American Stock Transfer & Trust Company, LLC (in such capacity, the “Registrar”) and any other appropriate documentation reasonably requested by the Registrar.

The Exchangeable PIK Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 principal amount; provided that Exchangeable PIK Notes issued in respect of interest that is Paid-In-Kind will be issued in minimum denominations of $1.00 and integral multiples of $1.00, and thereafter, the minimum denomination of the Exchangeable PIK Notes will be $1.00 and integral multiples of $1.00 in excess thereof.

The Common Units issuable upon exchange of the Exchangeable PIK Notes will initially be issued in registered, book-entry form, on the books and records of the Transfer Agent (as defined below), bearing a restrictive legend or equivalent book-entry notation, unless such legend is removed in connection with the issuance thereof upon exchange.  The restrictive legend or equivalent book-entry notation shall provide that the Common Units will not be deposited with or on behalf of DTC unless such legend or equivalent book-entry notation is first removed in accordance with applicable securities laws and following a determination by FEGP that the Common Units should have, as a substantive matter, like intrinsic economic and United States federal income tax characteristics, in all material respects (i.e. be “fungible”), to the intrinsic economic and United States federal income tax characteristics of the Common Units then held through DTC.  Prior to the removal of such legend or equivalent book-entry notation, such Common Units will only be transferable pursuant to an effective registration statement or by delivery of appropriate transfer instructions to the American Stock Transfer & Trust Company, LLC (in such capacity, the “Transfer Agent”) and any other appropriate documentation reasonably requested the Transfer Agent.

Collateral

The Exchangeable PIK Notes will be secured by a second priority security interest in all of the assets of the Issuers and the Exchangeable PIK Notes Subsidiary Guarantors that secure the indebtedness outstanding under the Credit Agreement on the Effective Date, all assets of the Issuers and the Exchangeable PIK Notes Subsidiary Guarantors acquired after the Effective Date that are of the type of assets that secure the indebtedness outstanding under the Credit Agreement on the Effective Date and any other assets that secure the indebtedness outstanding under the Credit Agreement (including refinancings or replacements thereof) from time to time, subject to certain limited exceptions.  Neither the indebtedness under the Credit Agreement nor the Exchangeable PIK Notes will be secured by any assets of the Parent Guarantor.  See “Description of Exchangeable PIK Notes—Collateral and the Intercreditor Agreement.”

Ranking

The indebtedness evidenced by the Exchangeable PIK Notes and related guarantees will be the Issuers’ and the Exchangeable PIK Notes Subsidiary Guarantors’ second-lien senior secured indebtedness and will:

•  rank pari passu in right of payment to all of the Issuers’ and the Exchangeable PIK Notes Guarantors’ existing and future senior indebtedness;

•  rank senior in right of payment to all of the Issuers’ and the Exchangeable PIK Notes Guarantors’ existing and future subordinated indebtedness;

•  be effectively senior with respect to the Issuers’ and the Exchangeable PIK Notes Subsidiary Guarantors’ existing and future unsecured indebtedness to extent of the value of the Collateral;

•  rank equal in priority as to the Collateral with respect to any obligations secured by a second priority lien on the Collateral, including the Second Lien Notes;

•  be effectively junior in priority as to the Collateral with respect to the Issuers’ and the Exchangeable PIK Notes Subsidiary Guarantors’ existing and future first priority secured debt obligations, including obligations under the Credit Agreement;

•  be effectively junior to all of the Issuers’ and the Exchangeable PIK Notes Guarantors’ existing and future debt secured by assets that do not also secure the indebtedness under the Credit Agreement and the Exchangeable PIK Notes, including the assets securing the Longwall Financing Agreements and capital lease obligations and the Securitization Facility, in each case to the extent of the value of the collateral securing such obligations; and

•  be effectively subordinated to all existing and future indebtedness, preferred stock and other liabilities of our non-guarantor subsidiaries.

Intercreditor Arrangements

The liens securing the Exchangeable PIK Notes will be subject to intercreditor arrangements that will provide for the priority of such liens relative to the liens on the same Collateral that secure other obligations of the Issuers and the Exchangeable PIK Notes Subsidiary Guarantors.  In addition, such intercreditor arrangements will generally impose significant limitations on the ability of holders of the Exchangeable PIK Notes or the collateral agent that represents such holders to take enforcement actions with respect to such liens until all obligations under the Credit Agreement and other first priority lien obligations are discharged.

See “Description of the Exchangeable PIK Notes—Intercreditor Agreement.”

Note Redemption

The Exchangeable PIK Notes shall mature at 1:00 p.m. (New York City time) on the Exchangeable PIK Note Maturity Date, at which time the Issuers shall repay the Exchangeable PIK Notes in cash at 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to the Exchangeable PIK Note Maturity Date; provided, that if the Issuers fail to so repay the Exchangeable PIK Notes at or prior to 1:00 p.m. (New York City time) on the Exchangeable PIK Note Maturity Date, then all outstanding Exchangeable PIK Notes (including all principal, interest, and other amounts outstanding thereunder) shall immediately and automatically be exchanged for Common Units.

Pursuant to the Exchangeable PIK Note Retirement, on or prior to October 2, 2017, the Issuers may redeem all (but not less than all, unless in combination with the exercise of the Purchase Right so long as the combination of the two transactions results in the redemption and purchase of all but not less than all) of the Exchangeable PIK Notes for cash at a price equal to 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to (but excluding) the date of the Exchangeable PIK Note Retirement.

In addition to the Exchangeable PIK Note Retirement, the Murray Group shall have the right to purchase all (but not less than all, unless in combination with an Exchangeable PIK Note Retirement so long as the combination of the two transactions results in the redemption and purchase of all but not less than all of the Exchangeable PIK Notes) of the Exchangeable PIK Notes on or prior to October 2, 2017 for cash at a price equal to 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to (but excluding) the date of purchase (the “Purchase Right”).  Immediately prior to the consummation of any such purchase pursuant to the Purchase Right (and conditioned upon such purchase being consummated), the exchange price for the Exchangeable PIK Notes shall automatically adjust to the greater of (A) the exchange price in effect on the business day immediately prior to the Note Redemption Date and (B) the product of (x) the  daily volume-weighted average price of a Common Unit for the thirty (30) consecutive trading days immediately prior to the Note Redemption Date (the “VWAP Price”) and (y) 0.925, which change shall be reflected in the Exchange Rate (as defined below).

The “Note Redemption Date” means (i) the date on which either the Issuers redeem or repay all (but not less than all, unless in combination with the exercise of the Purchase Right so long as the combination of the two transactions results in the redemption and purchase of all but not less than all) of the Exchangeable PIK Notes pursuant to an Exchangeable PIK Note Retirement or on the Exchangeable PIK Note Maturity Date, (ii) the date that the Murray Group purchases all (but not less than all, unless in combination with an Exchangeable PIK Note Retirement so long as the combination of the two transactions results in the redemption and purchase of all but not less than all of the Exchangeable PIK Notes) of the Exchangeable PIK Notes pursuant to the Purchase Right or (iii) the date on which there occurs a combination of the foregoing which results in a redemption or purchase of all (but not less than all) of the Exchangeable PIK Notes, in each case of clauses (i), (ii) and (iii) for cash at a price equal to 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to the Note Redemption Date.

The Issuers may exercise the Exchangeable PIK Note Retirement in conjunction with the Murray Group exercising its Purchase Right so long as the two transactions close simultaneously and at the conclusion of the combined transactions all (but not less than all) of the Exchangeable PIK Notes are redeemed, repurchased, refinanced, defeased, purchased or otherwise retired for cash at a price equal to 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to the Note Redemption Date.

Following the Note Redemption Date, all Exchangeable PIK Notes redeemed or repaid by the Issuers shall be cancelled and the Exchangeable PIK Notes purchased by the Murray Group shall immediately and automatically be exchanged for Common Units in accordance with the terms of the indenture governing the Exchangeable PIK Notes (the “Exchangeable PIK Notes Indenture”) (taking into account any adjustment to the exchange price applicable to the Exchangeable PIK Notes as described above), subject to Reserves’ right to receive Common Units from FELP pursuant to the Equity Adjustment.

To the extent the Exchangeable PIK Notes are exchanged pursuant their terms as a result of Murray Energy exercising its purchase right or there being an issuance of Common Units on or about the redemption date the proceeds of which are used to refinance the Exchangeable PIK Notes, then FELP intends to make a rights offering to any then-existing non-affiliate holders of the Common Units  permitting such holders to buy up to a number of Common Units so that any such holder retains its ownership percentage of Common Units immediately prior to such exchange or redemption.  The price at which such holders may purchase shall be the same as the exchange price (after giving effect to any adjustment under the indenture) on the Exchangeable PIK Notes or the issuance price of the Common Units on or about the redemption date (or in case of a combination of the two the weighted average issuance price). The Sponsors will waive any pre-emptive rights in connection therewith.

In connection with the exercise of the Purchase Right by the Murray Group, Reserves may choose to not have its Exchangeable PIK Notes (issued to it in the Reserves Exchange and any Exchangeable PIK Notes representing interest that has been Paid-In-Kind) redeemed or purchased.  In such a case, the Exchangeable PIK Notes held by Reserves shall automatically exchange into Common Units upon the consummation of the Note Redemption in accordance with the terms of the Exchangeable PIK Notes Indenture (which will be at an exchange price equal to the product of (x) 0.925 and (y) the VWAP Price, if such amount is higher than the exchange price in existence on the business day immediately prior to the Note Redemption Date).  Notwithstanding, a Note Redemption will still have been deemed to have taken place so long as at the conclusion of the exercise of the Purchase Right all of the Exchangeable PIK Notes are redeemed or purchased from all other holders for cash at a price equal to 100% of the principal amount of the Exchangeable PIK Notes plus accrued interest to the Note Redemption Date.

If a Note Redemption has not occurred at or prior to 1:00 p.m. (New York City time) on the Exchangeable PIK Note Maturity Date, then the Exchangeable PIK Notes (including all principal, interest, and other amounts outstanding thereunder) shall immediately and automatically be exchanged for Common Units at the exchange rate then in effect.  In addition, if an Exchangeable PIK Note Retirement or a Murray Purchase does not occur on or before October 2, 2017, the Conditional Corporate Governance Amendments/Actions shall be consummated or become effective.  See “Offering Memorandum Summary—Redemption of Exchangeable PIK Notes and Amendments to Governance and Affiliate Documents.”

Change of Control

Upon the occurrence of a Change of Control (as defined under “Description of Exchangeable PIK Notes”), you will have the right, as a holder of the Exchangeable PIK Notes, to require us to repurchase some or all of your Exchangeable PIK Notes at 101% of their principal amount, plus accrued interest to (but excluding) the repurchase date.

See “Description of the Exchangeable PIK Notes—Repurchase of Notes upon a Change of Control.”

Certain U.S. Federal Income Tax Considerations

The Exchangeable PIK Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes.  Therefore, a holder subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, will generally be required to include the OID in gross income (as ordinary income) as such amounts accrue (on a constant yield to maturity basis), in advance of the receipt of the cash payment attributable thereof.  See “Certain U.S. Federal Income Tax Considerations.”

Certain Covenants

The Exchangeable PIK Notes Indenture will contain covenants limiting the ability of the Issuers and the ability of the Issuers’ restricted subsidiaries to:

•  incur additional indebtedness and issue preferred equity;

•  pay dividends or distributions on or purchase our stock or our restricted subsidiaries’ stock;

•  repay, redeem, make payments on, or retire any subordinated indebtedness;

•  make certain investments;

•  incur or create liens on any asset or property;

•  create guarantees of indebtedness by restricted subsidiaries;

•  restrict the ability of restricted subsidiaries to make dividends, distributions or other payments, loans or transfers of assets to the Issuers or any restricted subsidiaries;

•  sell certain assets or merge with or into other companies; and

•  enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions.  See “Description of Exchangeable PIK Notes.”

Transfer Restrictions

We have not registered and will not register the Exchangeable PIK Notes under the Securities Act or any state or other securities laws.  The Exchangeable PIK Notes will be subject to restrictions on transfer as a result of the operation of such securities laws and may only be offered or sold pursuant to an effective registration statement or in transactions exempt from the registration requirements of the Securities Act.  We do not intend to list the Exchangeable PIK Notes on any securities exchange.

Registration Rights

Upon completion of the Transactions, a registration rights agreement will be delivered and executed by FELP for the benefit of holders of the Exchangeable PIK Notes (other than any such holder that is party to a registration rights agreement in effect on the Effective Date) providing for registration rights in respect of resale of the Common Units that may be acquired by such holders upon the exchange of the Exchangeable PIK Notes, and any other Common Units held by such holders (to the extent that any such holder owns 10% or more of the outstanding FELP Units or cannot resell such Common Units pursuant to Rule 144 promulgated under the Securities Act without being subject to the volume limitations or manner of sale restrictions imposed thereunder).

Summary of Second Lien Notes

The summary below describes the principal terms of the Second Lien Notes.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of Second Lien Notes” section of this Offering Memorandum contains a more detailed description of the terms and conditions of the Second Lien Notes.

Issuers	FELLC and the Co-Issuer.
Guarantors

Parent Guarantor and each of the Issuers’ wholly-owned domestic subsidiaries that is a guarantor under the Credit Agreement or any credit facility that refinances or replaces the Credit Agreement (the “Second Lien Notes Subsidiary Guarantors” and such guarantees, together with the guarantees of the Exchangeable PIK Notes provided by the Exchangeable PIK Notes Subsidiary Guarantors, the “Subsidiary Guarantees” and the Second Lien Notes Subsidiary Guarantors, together with the Parent Guarantor, the “Second Lien Notes Guarantors”).

Interest

Interest on the Second Lien Notes will accrue from the Effective Date at (a) a rate of 9% per annum until the second anniversary of the Effective Date and 10% per annum thereafter payable in cash on each interest payment date (“Cash Pay Interest”) and (b) a rate of 1% per annum payable in kind (“Paid-In-Kind Interest”) by increasing the aggregate principal amount of the Second Lien Notes by an amount equal to such accrued and unpaid interest or through the issuance of additional Second Lien Notes in an aggregate principal amount equal to such accrued and unpaid interest (rounded down to the nearest $1.00) for the applicable interest period, in either case, at which point such Paid-In-Kind Interest shall constitute outstanding principal in respect of the Second Lien Notes and shall accrue interest at the rate applicable to the Cash Pay Interest and the Paid-In-Kind Interest.  Interest on the Second Lien Notes will be payable on February 15 and August 15 of each year, commencing on February 15, 2017.

Default Interest

Upon the occurrence and during the continuance of an event of default under the Second Lien Notes Indenture, interest on the Second Lien Notes, and interest on all overdue principal, interest and premium, shall accrue at the rate applicable to Cash Pay Interest and Paid-In-Kind Interest, provided that the rate applicable to Cash Pay Interest shall be increased by 2.0% per annum, payable in cash on demand.

Maturity Date	August 15, 2021.

Collateral

The Second Lien Notes will be secured by a second priority security interest in all of the assets of the Issuers and the Second Lien Notes Subsidiary Guarantors that secure the indebtedness outstanding under the Credit Agreement on the Effective Date, all assets of the Issuers and the Second Lien Notes Subsidiary Guarantors acquired after the Effective Date that are of the type of assets that secured the indebtedness outstanding under the Credit Agreement on the Effective Date and any other assets that secure the indebtedness outstanding under the Credit Agreement (including refinancings or replacements thereof) from time to time, subject to certain limited exceptions.  Neither the indebtedness under the Credit Agreement nor the Second Lien Notes will be secured by any assets of the Parent Guarantor.  See “Description of Senior Secured

Notes—Collateral and the Intercreditor Agreement.”

Form

The Second Lien Notes will be issued in the form of one or more global notes in definitive, fully registered, book-entry form and deposited with or on behalf of DTC.  The global notes will be issued in denominations of $2,000 and integral multiple of $1,000 in excess of $2,000 principal amount; provided  that Second Lien Notes issued in respect of Paid-In-Kind Interest will be issued in minimum denominations of $1.00 and integral multiples of $1.00, and thereafter, the minimum denomination of the Second Lien Notes will be $1.00 and integral multiples of $1.00 in excess thereof.  The form of Second Lien Notes will be subject to approval and acceptance by DTC.

Ranking

The indebtedness evidenced by the Second Lien Notes and related guarantees will be the Issuers’ and the Second Lien Notes Subsidiary Guarantors’ second-lien senior secured indebtedness and will:

•rank pari passu in right of payment to all of the Issuers’ and the Second Lien Notes Guarantors’ existing and future senior indebtedness;

•rank senior in right of payment to all of the Issuers’ and the Second Lien Notes Guarantors’ existing and future subordinated indebtedness;

•be effectively senior with respect to the Issuers’ and the Second Lien Notes Subsidiary Guarantors’ existing and future unsecured indebtedness to extent of the value of the Collateral;

•rank equal in priority as to the Collateral with respect to any obligations secured by a second priority lien on the Collateral, including the Exchangeable PIK Notes;

•be effectively junior in priority as to the Collateral with respect to the Issuers’ and the Second Lien Notes Subsidiary Guarantors’ existing and future first priority secured debt obligations, including obligations under the Credit Agreement;

•be effectively junior to all of the Issuers’ and the Second Lien Notes Guarantors’ existing and future debt secured by assets that do not also secure the indebtedness under the Credit Agreement and the Second Lien Notes, including the assets securing the Longwall Financing Agreements and capital lease obligations and the Securitization Facility, in each case to the extent of the value of the collateral securing such obligations; and

•be effectively subordinated to all existing and future indebtedness, preferred stock and other liabilities of our non-guarantor subsidiaries.

Intercreditor Arrangements

The liens securing the Second Lien Notes will be subject to intercreditor arrangements that will provide for the priority of such liens relative to the liens on the same Collateral that secure other obligations of the Issuers and the Second Lien Notes Subsidiary Guarantors.  In addition, such intercreditor arrangements will generally impose significant limitations on the ability of holders of the Second Lien Notes or the collateral agent that represents such holders to take enforcement actions with respect to such liens until all obligations under the Credit Agreement and other first priority lien obligations are discharged.

See “Description of Second Lien Notes—Intercreditor Agreement”

Optional Redemption

The Issuers may redeem the Second Lien Notes at their option, in whole or in part, at any time prior to August 31, 2018 at a redemption price equal to 100% of the principal amount of the Second Lien Notes redeemed, plus accrued and unpaid interest to the redemption date plus a customary T+50 make-whole premium.

At any time on or after August 31, 2018, the Issuers may redeem the Second Lien Notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 31 of the years set forth below:

2018105.500%
2019102.750%
2020 and thereafter100.000%

If the Second Lien Notes are accelerated or obligations thereunder otherwise become due and payable prior to their maturity date, in each case, as a result of any Event of Default (as defined under “Description of Second Lien Notes”) (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the Second Lien Notes as of such date, in addition to any principal and accrued and unpaid interest, will be deemed due and payable as of such date as if the Second Lien Notes were optionally redeemed as of such date and such premium thereafter shall constitute part of the obligations due and payable in respect of the Second Lien Notes.

In addition, from time to time before August 31, 2018, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Second Lien Notes at a redemption price equal to 110.00% of the principal amount of Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date, with the net cash proceeds raised from one or more equity offerings.

Change of Control

Upon the occurrence of a Change of Control (as defined under “Description of Second Lien Notes”), you will have the right, as a holder of the Second Lien Notes, to require us to repurchase some or all of your Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest to (but excluding) the repurchase date.

See “Description of Second Lien Notes—Repurchase of Notes upon a Change of Control.”

Certain U.S. Federal Income Tax Considerations

The Second Lien Notes will be treated as issued with OID for U.S. federal income tax purposes. Therefore, a holder subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, will generally be required to include the OID in gross income (as ordinary income) as such amounts accrue (on a constant yield to maturity basis), in advance of the receipt of the cash payment attributable thereto.  See “Certain U.S. Federal Income Tax Considerations.”

Certain Covenants

The indenture governing the Second Lien Notes (the “Second Lien Notes Indenture”) will contain covenants limiting the ability of the Issuers and the ability of the Issuers’ restricted subsidiaries to:

•incur additional indebtedness and issue preferred equity;

•pay dividends or distributions on or purchase our stock or our restricted subsidiaries’ stock;

•repay, redeem, make payments on, or retire any subordinated indebtedness or any indebtedness that refinances the Exchangeable PIK Notes or subsequent refinancings thereof;

•make certain investments;

•incur or create liens on any asset or property;

•create guarantees of indebtedness by restricted subsidiaries;

•restrict the ability of restricted subsidiaries to make dividends, distributions or other payments, loans or transfers of assets to the Issuers or any restricted subsidiaries;

•sell certain assets or merge with or into other companies; and

•enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions.

See “Description of Second Lien Notes.”

Transfer Restrictions

We have not registered and will not register the Second Lien Notes under the Securities Act or any state or other securities laws.  The Second Lien Notes will be subject to restrictions on transfer as a result of the operation of such securities laws and may only be offered or sold pursuant to an effective registration statement or in transactions exempt from the registration requirements of the Securities Act.  We do not intend to list the Second Lien Notes on any securities exchange.

Summary of Warrants

The summary below describes the principal terms of the Warrants.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of Warrants” section of this Offering Memorandum contains a more detailed description of the terms and conditions of the Warrants.

Issuer	Foresight Energy LP.
Warrants

On the Effective Date, FELP will issue to the holders of Second Lien Notes (excluding Reserves, the Reserves Investor Group or any affiliates of Reserves or the Reserves Investor Group) (such holders, the “Non-Reserves Holders”) certificates evidencing the Warrants, which (if a Note Redemption occurs on or before the Exchangeable PIK Note Maturity Date) will become exercisable into an aggregate amount of newly issued Common Units equal to an aggregate of 4.5% of the Adjusted Fully Diluted Equity (subject to certain anti-dilution protections).

Exercise Period

If a Note Redemption occurs on or before the Exchangeable PIK Note Maturity Date, the Warrants will become exercisable on the Note Redemption Date and will remain exercisable until 5:00 p.m., New York City time, on the date immediately preceding the tenth anniversary of the Note Redemption Date (such period, the “Exercise Period”).  Initially each Warrant will be exercisable into one Common Unit at an exercise price of $0.8928 per Common Unit, each of which is subject to adjustment following the Effective Date pursuant to certain anti-dilution protections.

Expiration of Warrants

If a Note Redemption does not occur on or prior to the Exchangeable PIK Note Maturity Date, the Warrants will not become exercisable, will have no value (unless redeemed prior to the Exchangeable PIK Note Maturity Date in connection with certain corporate transactions) and will be required to be surrendered to the Partnership promptly thereafter.  No consideration will be required to be paid by FELP or its affiliates in exchange for such surrender.

Exercise Price	Initially $0.8928 per Common Unit.
Adjustment of Exercise Price and Number Issuable

The exercise price and the number of Common Units issuable in respect of the Warrants may be adjusted in certain circumstances, including in the event of a unit distribution, unit dividend, unit split, combination or subdivision of units, distribution of cash, debt or securities, above-market tender offer, certain rights offerings (excluding rights offerings in connection with a Note Redemption) or a recapitalization, reorganization, merger or consolidation of FELP.

Form

The Warrants will be issued only in registered, book-entry form, on the books and records of the warrant agent for the Warrants (the “Warrant Agent”), bearing a restrictive legend or equivalent book-entry notation.  The Warrants will not be deposited with or on behalf of DTC and will only be transferable by delivery of appropriate transfer instructions to the Warrant Agent and any other appropriate documentation reasonably requested by the Transfer Agent to effect such transfer that are contemplated by the Warrant Agreement (including, but not limited to, if applicable, an opinion of counsel regarding the transferability of such securities, the costs of which shall be paid by the Issuers (up to a maximum amount $1,000 per opinion)).

The Common Units issuable upon exercise of the Warrants will initially be issued in registered, book-entry form, on the books and records of the Transfer Agent, bearing a restrictive legend or equivalent book-entry notation, unless such legend is removed in connection with the exercise of Warrants.  The restrictive legend shall provide that the Common Units will not be deposited with or on behalf of DTC unless such legend is first removed in accordance with applicable securities laws and following a determination by FEGP that the Common Units should have, as a substantive matter, like intrinsic economic and United States federal income tax characteristics, in all material respects (i.e. be “fungible”), to the intrinsic economic and United States federal income tax characteristics of the Common Units then held through DTC.  Prior to the removal of such legend, such Common Units will only be transferable pursuant to an effective registration statement or by delivery of appropriate transfer instructions to the Transfer Agent and any other appropriate documentation reasonably requested by the Transfer Agent.

Warrant Agent	American Stock Transfer & Trust Company, LLC shall act as the Warrant Agent pursuant to a warrant agreement with FELP (the “Warrant Agreement”).

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2016:

•	On an actual basis; and
•	On an as adjusted basis, after giving pro forma effect to the Transactions, assuming full participation in the Tender Offer and the Exchange Offer.

	As of March 31, 2016
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$16,220	$2,848
Debt(2):
Credit Agreement (3)
Revolving Credit Facility (4)	$352,500	$352,500
Term Loan	297,750	297,750
Existing Senior Notes	600,000	—
Exchangeable PIK Notes (5)	—	300,000
Second Lien Notes (6)	—	349,350
Securitization Facility (3)	21,200	21,200
Longwall Financing Agreements (3)	96,829	96,829
Capital Lease Obligations—Longwall Shield Facility(3)	56,770	56,770
Total Debt	$1,425,049	$1,474,399
Limited Partners’ Capital (Deficit)	(16,300)	(21,975)
Total Capitalization	$1,408,749	$1,452,424

(1)

The “As Adjusted” column assumes $13.4 million of transaction amendment and professional fees are paid at closing, and accrued interest on Existing Senior Notes through August 31, 2016 is paid in Second Lien Notes.  This column does not give effect to any write-offs of unamortized debt issuance costs or other related items as the accounting cannot be evaluated until the Transactions are closed.

(2)

Total debt does not include $193.4 million of certain sale-leaseback financing obligations (including coal and surface leases) as of March 31, 2016 that are characterized as financing transactions due to the continuing involvement of certain of our affiliates in mining related to the leases.

(3)

See “Description of Other Indebtedness” for a complete description of this indebtedness.  The 5.780% Longwall Financing Agreement and the 5.555% Longwall Financing Agreement will be amended in connection with the Transactions.  In addition, as of March 31, 2016, on an as adjusted basis, we would have had approximately $116.0 million of unused capacity (including $6.5 million of letters of credit) under our $475.0 million Revolving Credit Facility.

(4)

In connection with the Transactions, we have agreed with the Revolving Credit Facility lenders to a $75.0 million reduction in commitments under the Revolving Credit Facility (to $475.0 million upon completion of the Transactions) at closing and a further $25.0 million reduction in commitments as of December 31, 2016.

(5)	See “Description of Exchangeable PIK Notes” for a description of the terms of these notes.
(6)

See “Description of Second Lien Notes” for a description of the terms of these notes.  The aggregate principal amount of Second Lien Notes presented in this table gives effect to $49.4 million aggregate principal amount of Second Lien Notes that will be issued in connection with the Transactions in consideration for a like amount of accrued and unpaid interest on the Existing Senior Notes up to (but excluding) August 31, 2016 (the assumed closing date for the Transactions), assuming 100% participation in the Tender Offer and the Exchange Offer by Non-Reserves Holders of Existing Senior Notes.